Exhibit 10.11

Purchase and  Sale  Agreement

This  Purchase and  Sale  Agreement  ("PSA") is hereby made this 30th of July 2012,  by and among Genesis Group Holdings Inc. as "'Seller" and  Billy  Caudill as Purchaser concerning the stock  of Digital Comm  Inc. (the  "Company").

WHEREAS, Seller desires to sell  and  Purchaser desires to purchase 60% of the  common equity interest of the  Company for good and  valuable consideration;

WHEREAS, this PSA is intended to create obligations to proceed in a manner set  forth by this PSA.

WHEREAS, the  parties mutually agree that they  will continue to cooperate and execute such other and further documentation as is necessary to further the  intentions of the respective parties contained herein.

UNDERSTANDING OF THE  PARTIES AS FOLLOWS:

Basic  Premise for Agreement, Purchase Price; Payment of Consideration.

1.	The purchase price for the Purchased Shares (the "Purchase Price") shall be as follows:
●
$125,000 in the  form  of a Non·Recourse/ Unsecured Promissory Note from  Purchaser to Seller delivered at Closing in exchange for 60% of the  common stock  of the Company. The  Note may  be repaid from  proceeds of the  Seller's S·l Registration statement that will go to Purchaser.

●	Purchaser shall be given Series D Preferred Stock in Seller in an amount that shall equal the amounts shown on the books of the Company owed to Regions Bank that are secured by Purchaser's home.
●
Seller shall retain a non·dilutable 40% interest in the  Company. Purchaser shall be permitted to take on a strategic partner or partners and  sell  up to 60% of the Company so long as same terms are  first offered  to Seller with 30 days' notice  to accept or pass.

●	Seller shall use its best efforts to continue secure additional financing and/or lines of credit to support help support the Company.
●	All of the Company's future work shall first be offered to Seller on a subcontract
●
basis. In the  event that Seller or its subsidiaries are  unable to provide necessary labor or if the  Seller declines to accept the  assignment offered  to fulfill the  needs of the  Company's customer, Buyer may fulfill  the  work  through third parties.

●
All salaries, and  other employee compensation and  day  to day  operational expenses shall be determined by Purchaser and  Seller shall have  no control over  day  to day operations. Seller shall only  be the  exclusive avenue for processing work.

●	5% of cash receipts, up to $50,000 maximum annually, shall be paid to Seller for
●	accounting and administrative services.

2.	This PSA t ball be construed under the laws of the State of Florida and cannot be changed or modified except by an instrument in writing executed by the Parties.

7.	This PSA constitutes the entire agreement between the P3rtiea with respect to the subject matter of this PSA.

IN WITNESS HEREOF the Parties by their duly authorized representatives, have executed this PSA effective the date first above written.

Seller:	Purchaser:

Genesis Group Holdings Inc.	Billy Caudill

/s/ Lawrence Sands	/s/ Billy Caudill
Authorized Signatory:	Authorized Signatory: